Exhibit 99.1

NEWS RELEASE
Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Announces Third Quarter

2007 Financial Results

Revenue Increases 43%; Operating Income Rises 53%

Increases 2007 Financial Outlook

Announces Acquisition of Extech Instruments and Two-For-One Stock Split

PORTLAND, OR—October 25, 2007 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced financial results for the third quarter ended September 30, 2007. Revenue was $191.1 million, up 43% compared to third quarter 2006 revenue of $133.2 million. Operating income for the quarter was $51.8 million, up 53% from $34.0 million in the third quarter of 2006. Net income for the quarter was $34.8 million, or $0.45 per diluted share, compared with net income of $27.1 million, or $0.36 per diluted share, in the third quarter a year ago.

Year-to-date revenue for the nine-months ended September 30, 2007 was $536.8 million, up 38% compared to $389.1 million for the first nine-months of 2006. Operating income for the first nine-months of 2007 was $129.0 million, up 58% from $81.9 million during the first nine-months of 2006. Net income for the first nine-months of 2007 was $90.1 million, or $1.18 per diluted share, compared with net income of $61.1 million, or $0.80 per diluted share, in the first nine-months a year ago.

Revenue from the Company’s Government Systems division increased 70% over the third quarter of 2006, to a record $96.9 million, driven by strength across all served markets, including airborne, land, and maritime. Revenue from the Company’s Commercial Vision Systems division increased 29% over the third quarter of last year, to $34.2 million, reflecting strong growth in the security and transportation markets. Revenue from the Company’s Thermography division increased 21% over the third quarter of last year, to $60.0 million, due to strong demand for the InfraCAMTM and GasFindIRTM product lines and the introduction of the new T-Series product line.

(more)

FLIR Systems Announces Third Quarter, 2007 Financial Results

October 25, 2007

Page two

The backlog of firm orders for delivery within the next twelve months was approximately $393 million at September 30, 2007, an increase of $82 million from $311 million at June 30, 2007. Backlog in the Government System’s division was $316 million, up $71 million during the quarter, due to orders for a wide variety of products for both U.S. and international customers. Backlog in the Commercial Vision System’s division was $59 million, up $5 million during the quarter. Backlog in the Thermography division was $18 million, up $7 million during the quarter, primarily due to orders for the company’s GasFindIR™ and new ThermaCamTM T-Series products.

Cash provided by operations during the quarter was $31 million, primarily due to the net income earned during the quarter. At September 30, 2007, cash and cash equivalents were $170 million, up $18 million from $152 million at June 30, 2007.

The Company announced today it has entered into an agreement to acquire the stock of Extech Instruments Corporation, a supplier of test and measurement equipment based in Waltham, MA, for $40 million cash, subject to certain closing adjustments. For the year ending December 31, 2006, Extech reported revenue of $39.2 million. The addition of Extech will expand FLIR’s access to key distribution channels for its emerging low-price Thermography products and provide access to low-cost manufacturing in Asia. The transaction is subject to various standard closing conditions and is expected to close in the fourth quarter, and be neutral to earnings in 2008, and accretive in subsequent years.

The Company also announced today that its Board of Directors has approved a two-for-one split of its common stock. As a result of the stock split, shareholders will receive one additional share of common stock for every share held on the record date of November 12, 2007. The additional shares will be distributed on or about December 10, 2007 by the Company’s transfer agent, Mellon Investor Services.

“Q3 was another outstanding quarter for the Company, as we set quarterly records for orders, backlog, and revenue,” noted Earl Lewis, President and CEO. “Demand was excellent across all three divisions, backlog increased by $82 million, and operating income improved to 27%. In addition, we have recently announced two strategic acquisitions that augment our existing business and position the Company for growth in key markets. Based on the quarter’s results, and the expectations for the remainder of the year, we are once again increasing our guidance for the year.”

(more)

FLIR Systems Announces Third Quarter, 2007 Financial Results

October 25, 2007

Page three

Updated Revenue and Earnings Outlook for 2007

Based on the financial results for the quarter, and the outlook for the remainder of the year, the Company is increasing its revenue and earnings guidance for 2007. The Company currently expects net revenue in fiscal 2007 to be in the range of $755 million to $770 million, and net earnings to be in the range of $1.73 to $1.78 per diluted share. This guidance assumes a tax rate for the year of approximately 29%, and an average share count of approximately 80 million diluted shares.

Conference Call

FLIR has scheduled a conference call at 9:00 am EDT today. A simultaneous WebCast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 1:00 PM EDT at this same internet address. For a telephone replay, dial (800) 642-1687, reservation #18377731 after 1:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

(more)

FLIR Systems Announces Third Quarter, 2007 Financial Results

October 25, 2007

Page four

Forward-Looking Statements

The statements in this release by Earl R. Lewis, the statements regarding the acquisition of Extech Instruments Corporation, and its expected effect on the Company’s financial results for 2008 and subsequent years, and the statements in the section captioned “Updated Revenue and Earnings Outlook for 2007” above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the possibility that the Extech transaction will not close or that the closing may be delayed, the possibility that the Company will experience difficulties in the integration of the operations, employees, strategies, technologies and products of Extech if the transaction does close, the potential inability to realize expected benefits and synergies from the Extech transaction, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

2-1057

(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$191,104	$133,212	$536,763	$389,101
Cost of goods sold	84,081	57,501	240,772	178,631

Gross profit	107,023	75,711	295,991	210,470

Operating expenses:
Research and development	15,692	13,928	51,623	44,323
Selling, general and administrative	39,508	27,816	115,400	84,265

Total operating expenses	55,200	41,744	167,023	128,588

Earnings from operations	51,823	33,967	128,968	81,882

Interest expense	2,245	2,266	7,549	6,143
Other income, net	(957)	(1,448)	(4,535)	(4,874)

Earnings before income taxes	50,535	33,149	125,954	80,613

Income tax provision	15,770	6,079	35,840	19,473

Net earnings	$34,765	$27,070	$90,114	$61,140

Net earnings per share:
Basic	$0.51	$0.40	$1.35	$0.89

Diluted	$0.45	$0.36	$1.18	$0.80

Weighted average shares outstanding:
Basic	67,565	67,478	66,788	66,577

Diluted	79,768	79,052	78,946	80,256

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$169,943	$138,623
Accounts receivable, net	177,834	167,502
Inventories, net	174,352	135,928
Prepaid expenses and other current assets	60,688	29,155
Deferred income taxes, net	15,684	15,262

Total current assets	598,501	486,470
Property and equipment, net	113,885	92,156
Deferred income taxes, net	2,600	3,687
Goodwill	163,038	159,802
Intangible assets, net	36,450	40,917
Other assets	17,723	15,116

	$932,197	$798,148

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$45,500
Accounts payable	53,302	40,608
Deferred revenue	19,453	13,709
Accrued payroll and related liabilities	34,347	25,831
Accrued product warranties	5,597	5,174
Advance payments from customers	7,868	10,064
Other current liabilities	14,383	12,149
Accrued income taxes	—	17,331
Current portion of long-term debt	7	7

Total current liabilities	134,957	170,373

Long-term debt	207,672	207,024
Deferred tax liability, net	4,667	2,392
Accrued income taxes	7,677	—
Pension and other long-term liabilities	20,823	19,607

Commitments and contingencies

Shareholders’ equity	556,401	398,752

	$932,197	$798,148